                                   EXHIBIT 3

                               NUMBER OF              NUMBER OF              PERCENT OF CLASS
                                SHARES                 SHARES                  BENEFICIALLY
NAME OF REPORTING PERSON       (DIRECT) (8)          (INDIRECT)                  OWNED (1)
----------------------------------------------------------------------      -----------------------
Mayfield VII,                      1,494,944 (2)                   -0-              7.8%
 a California Limited
 Partnership

Mayfield VII Management                     -0-           1,494,944 (2)             7.8%
 Partners, a California
 Limited Partnership

Mayfield Associates Fund             118,125 (3)                   -0-              0.6%
 II, a California Limited
 Partnership

Yogen K. Dalal                              -0-           1,613,069 (4)             8.4%

F. Gibson Myers                      158,604 (5)          1,613,069 (4)             9.2%

Kevin A. Fong                            49,991           1,613,069 (4)             8.6%

William D. Unger                      99,593 (6)          1,613,069 (4)             8.9%

Wendell G. Van Auken, III                   -0-           1,613,069 (4)             8.4%

Michael J. Levinthal                  99,985 (7)          1,613,069 (4)             8.9%

A. Grant Heidrich, III                      -0-           1,613,069 (4)             8.4%

Total                                 2,027,873                                    10.5%

(1) The respective percentages set forth in this column were obtained by dividing the number of shares by the aggregate number of outstanding shares of Common Stock as reported in the Issuer's Form 10-Q for the quarter ended September 30, 2000.

(2) Represents 1,494,944 shares held directly by Mayfield VII, of which Mayfield VII Management Partners is the sole General Partner.

(3)  Represents 118,125 shares held directly by Mayfield Associates Fund II.

(4) The individual Reporting Persons are General Partners of Mayfield VII Management Partners, which is the General Partner of Mayfield VII. The individual Reporting Persons are also General Partners of Mayfield Associates Fund II. The individual Reporting Persons may be deemed to have shared voting and dispositive power over the shares which are or may be deemed to be beneficially owned by Mayfield VII Management Partners and Mayfield Associates Fund II, but disclaim such beneficial ownership.

(5) Includes 23,766 shares held directly by Mr. Myers and 134,838 shares held by Mr. Myers as trustee.

(6) Includes 5,599 shares held directly by Mr. Unger and 93,994 shares held by Mr. Unger as trustee.

(7)  Represents shares held by Mr. Levinthal as trustee.

(8) Each individual Reporting Person expressly disclaims that he or she is the beneficial owner of any shares which are held by any other individual Reporting Person in his or her individual capacity.

                             Page 34 of 34 pages.